                              VOTING AGREEMENT
                              ----------------

      This Voting Agreement dated as of July 24, 1995 is entered into between Mercantile Bancorporation Inc. ("Mercantile"), Mercantile Bancorporation Incorporated of Illinois ("Merger Sub") and the undersigned director and shareholder ("Shareholder") of First Sterling Bancorp, Inc. ("Seller").

      WHEREAS, Seller, Mercantile and Merger Sub have proposed to enter into an Agreement and Plan of Merger (the "Agreement"), dated as of today, which contemplated the acquisition by Mercantile of 100% of the common stock of Seller (the "Seller Stock") by means of a merger of Seller with and into Merger Sub (the "Merger"); and

      WHEREAS, Mercantile and Merger Sub (collectively, "Buyers") are willing to expend the substantial time, effort and expense necessary to implement the Merger only if Shareholder enters into this Voting Agreement; and

      WHEREAS, the Shareholder believes that the Merger is in his or her best interest and the best interest of Seller;

      NOW, THEREFORE, in consideration of the premises, Shareholder hereby agrees as follows:

            1.    Voting Agreement.  Shareholder shall vote, or cause to be
                  ----------------
voted, all of the shares of Seller Stock he now or hereafter owns and over which he now has, or prior to the record date for voting at the Meeting (as hereinafter defined) acquires, voting control in favor of the Merger at the meeting of stockholders of Seller to be called for the purpose of approving the Merger (the "Meeting"); provided that nothing contained herein shall prohibit or restrain the Shareholder from complying with such Shareholder's fiduciary duties as a director of Seller.

            2.    No Competing Transaction.  Shareholder shall not vote any
                  ------------------------
of his shares of Seller Stock in favor of any other merger or sale of all or substantially all the assets of Seller to any person other than Mercantile or its affiliates until the consummation of the Merger, the termination of the Agreement, or the abandonment of the Merger by the mutual agreement of Seller and Buyers, whichever occurs first.

            3.    Transfers Subject to Agreement.  Shareholder shall not
                  ------------------------------
transfer his shares of Seller Stock unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and reasonably satisfactory to Buyers.

            4.    No Ownership Interest.  Nothing contained in this Voting
                  ---------------------
Agreement shall be deemed to vest in Mercantile any direct or indirect ownership or incidence of ownership of or with respect to any shares of Seller Stock. All rights, ownership and economic benefits of and relating to the shares of Seller Stock shall remain and belong to

Shareholder, and Buyers shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Seller or exercise any power or authority to direct Shareholder in: (i) the voting of any of his shares of Seller Stock, except as otherwise expressly provided herein, or (ii) the performance of his duties or responsibilities as a director of Seller.

            5.    Evaluation of Investment.  Shareholder, by reason of his
                  ------------------------
knowledge and experience in financial and business matters and in his capacity as a director of a bank holding company, believes himself capable of evaluating the merits and risks of the potential investment in common stock of Mercantile, $5.00 par value ("Mercantile Common Stock"), contemplated by the Agreement.

            6.    Documents Delivered.  Shareholder acknowledges: (i) having
                  -------------------
reviewed the Agreement and its attachments, (ii) that all reports, proxy statements and other information with respect to Mercantile filed with the Securities and Exchange Commission (the "Commission") were, prior to his execution of this Voting Agreement, available for inspection and copying at the offices of the Commission, and (iii) that Mercantile delivered the following such documents to Seller:

            (a) Mercantile's Annual Report on Form 10-K for the year ended December 31, 1994;
            (b) Mercantile's Annual Report to Shareholders for the year ended December 31, 1994;
            (c) Mercantile's Current Reports on Form 8-K filed on May 12, 1995 and May 31, 1995;
            (d) Mercantile's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and
            (e) Mercantile's Amendment #1 to the Annual Report on Form 10-K, filed as Form 10-K/A on June 29, 1995.

Buyers hereby represent and warrant that all reports and filings referred to in (ii) and (iii) above, as of its respective date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they were made not misleading.

            7.    Amendment and Modification.  The Voting Agreement may be
                  --------------------------
amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Shareholder and Buyers.

            8.    Entire Agreement.  This Voting Agreement evidences the
                  ----------------
entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Agreement. This Voting Agreement supersedes any agreements among Seller and the Shareholder concerning the Merger, or disposition or control of the Seller Stock.

            9.    Severability.  The parties hereto agree that if any
                  ------------
provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

            10.   Counterparts.  This Voting Agreement may be executed in
                  ------------
two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.   Governing Law.  The validity, construction, enforcement
                  -------------
and effect of this Voting Agreement shall be governed by the internal laws of the State of Missouri.

            12.   Headings.  The headings for the paragraphs of this Voting
                  ---------
Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

            13.   Termination.  This Voting Agreement shall terminate upon:
                  ------------
(i) consummation of the Merger; (ii) the termination of the Agreement; (iii) the abandonment of the Merger by the mutual agreement of Seller and Buyers or
(iv) the amendment of the Merger Agreement in any manner that (A) alters or changes the amount or kind of the consideration to be received by the shareholders of Seller in the Merger, (B) adversely affects any representation, warranty or covenant of Buyers contained in the Merger Agreement, (C) adversely affects the tax treatment to Seller shareholders, as generally described in Section 6.01(e) of the Merger Agreement, (D) otherwise adversely affects the rights of Seller or any shareholders of Seller under the Merger Agreement, or (E) impedes or delays receipt of any approvals, referred to in Section 6.01(b) of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, whichever occurs first.

            14.   Successors.  This Voting Agreement shall be binding upon
                  ----------
and inure to the benefit of Buyers and their successors, and Shareholder, such Shareholder's respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. The Voting Agreement shall survive the death or incapacity of Shareholder. This Voting Agreement may be assigned by Mercantile only to an affiliate of Mercantile.



                           MERCANTILE BANCORPORATION INC.



                           By:-------------------------------------------------
                              John W. Rowe
                              Executive Vice President
                              Mercantile Bank of St. Louis National Association


                           SHAREHOLDER



                           By:-------------------------------------------------



00295n95.mjm